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                                                                      EXHIBIT 99



                    DEL MONTE FOODS REPORTS FISCAL Q2 RESULTS

        SAN FRANCISCO, CA, January 19, 1999, -- Del Monte Foods Company today reported its financial results for the three and six months ended December 31, 1998. Net income for the second quarter was $10 million compared to net income of $2 million for the same quarter of fiscal 1998. The six months ended December 31, 1998 resulted in a loss of $1 million compared to net income of $2 million for the same period of the prior year. Net income for both years is affected by certain unusual or one-time costs and expenses which are shown on the table below.

        During the second quarter of fiscal 1999, revenue increased by $58 million to $427 million, an increase of 16%, as a result of Contadina product sales and higher sales of the Company's principal fruit and vegetable products.

        Interest expense for the second quarter of fiscal 1999 was $22 million, an increase of $3 million, or 16%, from the comparable prior year period due to higher debt levels resulting from the Contadina acquisition and the reacquisition of rights to the Del Monte brand in South America.

        During the six months ended December 31, 1998, revenue increased by $125 million to $745 million, an increase of 20%. This increase was due to Contadina product sales, strong sales of the Company's principal fruit and vegetable products and the successful introduction of new products.

        Interest expense for the six months ended December 31, 1998 was $43 million, an increase of $7 million, or 19%, from the comparable prior year period due to higher debt levels resulting from the Contadina acquisition and the South America acquisition.

        Del Monte Foods Company, a branded marketer of premium quality, nutritious food products, is the largest producer and distributor of canned fruits, vegetables and tomatoes in the United States. Its principal brands include Del Monte and Contadina. In the United States, the Company employs 2,660 full time employees and 12,000 additional seasonal workers in 14 production facilities in California, the Midwest, Washington and Texas, as well as six distribution centers. The Company is not an affiliate of Fresh Del Monte Produce N.A., Inc.


                   (Selected Financial Information Attached)
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                             Del Monte Foods Company
                              (Dollars in Millions)

                         Three Months Ended         Six Months Ended
                             December 31,             December 31,
                         1997         1998         1997         1998
                                        (In millions)
Net sales                $ 369        $ 427        $ 620        $ 745
Operating income            20           32           37           44
Interest expense            19           22           36           43
Net income (loss)            2           10            2           (1)


Net income for both years is affected by certain unusual and one-time costs and expenses which are shown below:

                                       Three Months Ended       Six Months Ended
                                           December 31,            December 31,
                                        1997        1998        1997        1998
                                                      (In millions)
Inventory write-up
  from acquisitions                     $ --        $  1        $ --        $  3
Costs of acquisitions                      7          --           7           1
Special charges related to plant
  consolidation                           --           5          --          12
Costs of withdrawn transaction            --          --          --           2
                                        ----        ----        ----        ----
                                        $  7        $  6        $  7        $ 18

        Non-cash charges related to depreciation of plant and equipment, leasehold amortization and amortization of intangibles were $7 million and $12 million for the three months ended December 31, 1997 and 1998 and $13 million and $24 million for the six months ended December 31, 1997 and 1998. For the three and six-month periods ended December 31, 1998, $3 million and $7 million of such depreciation was related to accelerated depreciation resulting from the effects of adjusting the assets' remaining useful lives to match the period of use prior to plant closure.